                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549



                             FORM 8-K



                          CURRENT REPORT
                PURSUANT TO SECTION 13 or 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934






Date of Report. .. . . . . . . . . . . . . .  June 24, 1997



                 CABLE CAR BEVERAGE CORPORATION
       ----------------------------------------------------
      (Exact name of Registrant as specified in its charter)



    Delaware                      0-14784         52-0880815
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State or other jurisdiction      Commission      (I.R.S. Employer
  of incorporation               File Number    Identification No.)




717 17th Street, Suite 1475   Denver, Colorado         80202
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(Address of principal executive offices)             (Zip Code)


                            N/A
   -----------------------------------------------------------
  (Former name or former address, if changed since last report)
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Item 1.  Changes in  Control of Registrant
------------------------------------------

     Pursuant to a Stockholders Agreement dated June 24, 1997 entered into between Triarc Companies, Inc. ("Triarc") and the two principal shareholders of Registrant, Samuel M. Simpson and William H. Rutter and their respective spouses, the latter granted Triarc an option to acquire in the aggregate 1,778,609 shares of outstanding common stock of the Registrant held by Messrs Simpson and Rutter and their respective spouses (representing approximately 20% of the outstanding stock) only if the Registrant shall have taken certain action with respect to an acquisition proposal from a party other than Triarc. On the same date the Registrant entered into an Agreement and Plan of Merger with Triarc and a subsidiary of Triarc. See Item 5 below.


Item 2.  Acquisition on Disposition of Assets
---------------------------------------------

     On June 24, 1997 Registrant entered into an agreement with Stewart's Restaurants, Inc. ("Stewart's Restaurants") amending and modifying an agreement of July 11, 1989 with Stewart's Restaurants. Among other things, the new agreement gives Registrant the ownership of formulas for and manufacturing rights to concentrates used to make Stewart's soft drinks. The new agreement also provides that the Registrant is permitted to use the Stewart's trademark on any other product of any type and that Stewart's shall not, without Registrant's consent, use the Stewart's trademark except to operate Stewart's Restaurants, Drive-Ins and mobile food and beverage concessions and on certain other products.

     On June 24, 1997 Registrant also entered into an agreement with Stewart's Restaurants amending an agreement of December 1, 1993 with Stewart's Restaurants. Among other things the new agreement grants to the Registrant the perpetual exclusive world-wide license to manufacture, distribute and sell post mix syrups and pre mixes for Stewart's beverages throughout the world (fountain-type beverages), except that Stewart's Restaurants retains such rights in any of its company-owned licensed or franchised Stewart's restaurants, drive-ins or mobile food and beverage concessions and subject to Registrant meeting certain quality standards. Registrant also agreed to certain minimum annual royalty payments to Stewart's Restaurants.

     As additional consideration for the foregoing the Registrant agreed to issue Stewart's Restaurant 150,000 shares of its $.001 par value Common Stock.
                                   2
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Item 5.  Other Events
---------------------

     On June 24, 1997 the Registrant entered into an Agreement and Plan of Merger ("Agreement") with Triarc Companies, Inc. (NYSE: TRY) whereby the Registrant agreed to be merged with a wholly owned subsidiary of Triarc, subject to shareholders' approval. Pursuant to the Agreement stockholders of the Registrant are to receive .1722 shares of Triarc's Class A Common Stock for each share of the Registrant, subject to adjustment in the event the average price per share of Triarc for the fifteen trading days immediately preceding the closing date is less than $18.875 per share or more than $24.50 per share ("Conversion Price"), all as more fully described in the Agreement which is attached hereto as an exhibit. Triarc may terminate the Agreement if its average share price for fifteen trading days prior to closing is less than $15.00 in which event it is to pay the Registrant up to $225,000 toward its expenses related to this matter.

     The Agreement and Plan of Merger provides that Triarc will file a registration statement with the Commission covering the shares proposed to be issued to Cable Car shareholders on approval of the proposed merger.

     Samuel M. Simpson, President of the Registrant, and Triarc tentatively have agreed that upon completion of the proposed merger transaction his employment contract with the Registrant will be terminated and he will enter into a new employment agreement for a three year period.

     The two principal stockholders of the registrant, Samuel M. Simpson and William H. Rutter, together with their respective spouses, signed a Stockholders Agreement pursuant to which they each agreed to vote their respective shares in favor of the proposed merger, against any other acquisition proposal and similar action which may prevent the proposed merger. In addition they granted Triarc an irrevocable proxy if they should fail to vote for the proposed merger or against action inconsistent with completing the proposed merger. They further granted Triarc an option to purchase the 1,778,609 shares, using the same formula as used to determine the Conversion Price, subject to adjustment, if the Registrant takes certain action with respect to an acquisition proposal from a competing party. A copy of the Stockholders Agreement is attached.

     The attached press release provides information on Triarc and the proposed transaction. Triarc's Class A Common Stock closed at $20-3/8 on the NYSE on June 24, 1997.

                                   3
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Item 7.  Financial Statements and Exhibits
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   (c)   Exhibits

     (2)-1     Agreement and Plan of Merger - Triarc
               Companies, Inc.

     (10)-V    Agreement - Stewart's Restaurants, Inc.

     (10)-W    Agreement - Stewart's Restaurants, Inc.

     (10)-X Stockholders Agreement - Samuel M. Simpson and William H. Rutter

     (99)-1    Press Release





                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


(Registrant)                     CABLE CAR BEVERAGE CORPORATION
BY(Signature)                    /s/ Samuel M. Simpson
(Date)                           June 26, 1997
(Name and Title                  Samuel M. Simpson, President